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Exhibit 8.1


Electronic Data Systems Corporation                            October 10, 2001
5400 Legacy Drive
Plano, Texas  75024

     Re:       Offering of Zero-Coupon Convertible Senior Notes
               (Registration Statement No. 333-62442)

Ladies and Gentlemen:

We have acted as tax counsel to Electronic Data Systems Corporation, a Delaware corporation (the "Company"), in connection with its issuance of $962,300,000 principal amount of Zero-Coupon Convertible Senior Notes Due 2021 (the "Notes").

          In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the above-captioned Registration Statement on Form S-3, as declared effective by the U.S. Securities and Exchange Commission (the "Commission") on June 13, 2001 (the "Registration Statement");
(ii) the Prospectus of the Company, dated June 13, 2001, that was included in the Registration Statement (the "Prospectus"); (iii) the Indenture, dated August 12, 1996, between the Company and Chase Bank of Texas, National Association, as trustee; and (iv) the Third Supplemental Indenture, dated October 10, 2001, between the Company and The Chase Manhattan Bank, as trustee. We have also participated in the preparation of the Supplement to the Prospectus for the Units, dated October 4, 2001 and forming a part of the Registration Statement (the "Prospectus Supplement"). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

          Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Notes set forth in the Registration Statement, the Prospectus, and the Prospectus Supplement and certain other documents; (ii) the conformity of the Notes to the terms set forth in the Registration Statement, the Prospectus, and the Prospectus Supplement; and (iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies. We also have assumed that the transactions related to the issuance of the Notes, and the subsequent transactions involving the Notes, will be consummated in the manner contemplated by the Registration Statement, the Prospectus, and the Prospectus Supplement. If any of the above described assumptions are untrue for any reason or if the issuance of the Notes, or subsequent transactions involving the Notes, are consummated in a manner that is inconsistent with the manner described in the Registration Statement, the Prospectus, and the Prospectus Supplement, our opinion as expressed below may be adversely affected and may not be relied upon.

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          Based on (a) the foregoing, (b) the Company's representations that, as of the issue date, the likelihood that Contingent Interest (as defined in the Prospectus Supplement) will be paid during the term of the Notes is not remote, and the likelihood that Contingent Interest will not be paid during the term of the Notes is not remote, and (c) certain estimates made by Salomon Smith Barney regarding the present value of the Contingent Interest and certain representations made by the Company regarding the assumptions on which such estimates were based, we are of the opinion that:

          1. The Notes will be treated as indebtedness for United States federal income tax purposes.

          2. The Notes will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations.

          3. The term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes; provided however, that the comparable yield may not be less than the applicable Federal rate within the meaning of Treasury Regulation Section 1.1275-4(b)(4)(i)(A). Depending on the identity of the persons to whom the Notes were marketed or sold, there may be a presumption that the comparable yield is the applicable Federal rate based on the overall maturity of the Notes. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable Federal rate.

          4. The statements contained in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions with respect thereto, accurately describe the material federal income tax consequences of the ownership and disposition of the notes under federal income tax laws, regulations and rulings now in effect.

          We express no opinion concerning any tax consequences associated with the Notes other than those specifically set forth herein.

          Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Notes, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, we note that there is no authority directly on point dealing with securities such as the Notes or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position.

          This opinion is furnished to you solely for your benefit in connection with the offering of the Notes and is not to be used, circulated, quoted or otherwise referred to for any

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other purpose or relied upon by any other person without our prior written consent. We consent to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                   Sincerely,



                                   BAKER BOTTS L.L.P.